Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BIOCANCELL THERAPEUTICS INC.

BioCancell Therapeutics Inc., a corporation organized and existing under the laws of the State of Delaware, herby certifies as follows:

1. The name of the Corporation is BioCancell Therapeutics, Inc.

2. The date of the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 26, 2004, originally incorporated as DBT Biopharmaceuticals, Inc.

3. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

4. The Certificate of Incorporation of this Corporation, as previously amended,  is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is BioCancell Therapeutics Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 4.1 Authorized Stock.  The total number of shares of stock which the Corporation shall have authority to issue is 65,000,000 shares of Common Stock. All such shares are to be of the par value of $0.01 per share.

ARTICLE V

Section 5.1 Stockholder Meetings.  Each notice of any annual or special meeting of the stockholders of the Corporation with items on the agenda that Sections 87 through 89 of the Israeli Companies Law – 1999, as may be amended from time to time (the “Companies Law”) and regulations promulgated thereunder, require to be set forth in a form of proxy, shall be accompanied by a form of proxy card, setting forth the resolutions to be presented by the Board of Directors of the Corporation (the “Board”) for a vote at such meeting and the manner of voting at such meeting shall comply with Sections 87 through 89 of the Companies Law and the regulations promulgated thereunder.

Section 5.2 Written Consent.  In the event of the taking of any action by written consent of stockholders, prompt notice shall be delivered to any stockholder who did not execute such consent.

Section 5.3 Stockholder Inspection Rights.  Any stockholder of the Corporation shall have the right, upon written request, to receive copies of minutes of meetings of the stockholders, the Corporation’s stock ledger, copy of the Corporation’s Certificate of Incorporation and By-Laws and a list of its stockholders.  In addition, each stockholder of the Corporation shall have the right, upon written request setting forth the purpose thereof, to receive copies of any document relating to any act or transaction described in Sections 255 and 268 through 275 of the Companies Law and all regulations promulgated thereunder, and such transactions as require the consent of the stockholders of the Corporation. To the fullest extent permitted by applicable laws, the Corporation may refuse stockholder’s demand if the Board believes that such demand was not made in good faith or for a proper purpose or that the requested documents include a commercial secret or patent, or that the disclosure of document is otherwise likely to have an adverse effect on the Corporation.

ARTICLE VI

Section 6.1 Board.  Except as set forth below, the election and membership of the Board shall be governed by the By-laws of the Corporation.

Section 6.2 Independent Directors.

(a) The Board of the Corporation shall at all times include at least two (2) directors (the “Independent Directors”) elected by the stockholders of the Corporation. The Independent Directors shall meet all of the requirements and qualifications of “independent directors” as described in Sections 239-249a of the Companies Law and all regulations promulgated thereunder, and that the Independent Directors shall be elected and removed only in the manner consistent with Sections 239-249a of the Companies Law and all regulations promulgated thereunder.  Without limiting the foregoing, at any election to fill the office of an Independent Director, other than an election to fill the office of an Independent Director then filled by a person who was elected as an Independent Director for three (and not more than three) consecutive one-year terms, only a person then serving in the office of an Independent Director may qualify for election to such office unless such person is otherwise disqualified to serve as an Independent Director.

(b)  An Independent Director shall not be entitled to any compensation or other payment from the Corporation, or insurance, coverage and indemnification, except as permitted under the Corporation’s By-laws, then in effect, the Companies Law and all regulations promulgated thereunder and other applicable laws.

(c) Each committee of the Board shall include at least one Independent Director.

(d) For a period of two (2) years following the termination of the service of a person as an Independent Director of the Corporation, the Corporation shall not directly or indirectly enter into any employment, consulting or other arrangement for fees with such person, and such person may not serve as a director or officer of the Corporation.

(e) The first two (2) Independent Directors shall be appointed at a meeting of stockholders, which shall be convened no later than three (3) months after the date on which the Corporation becomes a public company.

(f) From the time that the Corporation’s stock is no longer traded on the Tel Aviv Stock Exchange, the provisions of this section 6.2 will no longer be applicable regarding someone who serves or has served the Corporation as an Independent

(g) Director. If the Board of Directors has not made a decision to continue the service of the Independent Director, his service will be terminated within three (3) months after the Corporation’s stock is no longer traded on the Tel Aviv Stock Exchange.

Section 6.3 Chairman.  The same person may not hold the office of Chairman of the Board of the Corporation and the Chief Executive Officer as defined in the Corporation’s Second Amended and Restated By-laws; unless such service has been authorized in accordance with the Companies Law and all regulations promulgated thereunder.

Section 6.4 Interested Transactions.

The Corporation shall not enter into any transaction described in Section 270(4) of the Companies Law (an “Interested Transaction”) unless such transaction was approved in the manner described in Sections 275-282 of the Companies Law and all regulations promulgated thereunder.

6.4.1 Subject to applicable law, the following provisions will apply to Interested Transactions:

(a) An Interested Transaction shall be of no effect for, and shall not be binding upon, the Corporation, or the Controlling Stockholder (as defined in Section 268 of the Companies Law and all regulations promulgated thereunder) of the Corporation, if the Interested Transaction was not approved in accordance with the provisions of Sections 275-282 of the Companies Law and all regulations promulgated thereunder or if there was a substantive defect in the process of approval or if the Interested Transaction was carried out in substantive digression from the approval.

(b) An Interested Transaction shall also be of no effect towards any other person, if that person knew of the Controlling Stockholder’s personal interest in the approval of the Interested Transaction and if he knew or should have known that the Interested Transaction had not been approved as required by this section.

(c) The Corporation may cancel an Interested Transaction with another person that requires approval as described in this section, and may demand compensation from that person for the damage caused to it even without cancellation of the Interested Transaction, if that person knew of the personal interest of the Controlling Stockholder and if he knew or should have known that the Interested Transaction had not been approved as required by this section.

(d) If a person has received the Board’s authorization that all the necessary approvals of an Interested Transaction have been obtained, then it is assumed that he need not have known that an approval of the Interested Transaction required under this Section 6.4.1.

6.4.2 The Corporation shall conduct its operations in the manner described in the Israeli Securities Regulations (Transactions between a Company and its Controlling Shareholder) – 2001, as may be amended from time to time (the "ISR"), to the fullest extent permitted under applicable law.

ARTICLE VII

Section 7.1 Audit Committee.  The Board shall appoint an Audit Committee (the “Audit Committee”), with the authority and consisting of such number of Directors with the qualifications as described in Sections  114-117 of the Companies Law and all regulations

Section 7.2 promulgated thereunder and that the Audit Committee shall act in the manner described in Sections 114-117 of the Companies Law and all regulations promulgated thereunder.

ARTICLE VIII

Section 8.1 Internal Auditor: The Corporation shall at all times have an Internal Auditor who shall: (i) have the qualifications, (ii) be appointed and removed, (iii) act, and (iv) be subject to the corporate body, in the manner described in Sections 146-153 of the Companies Law and all regulations promulgated thereunder.

Section 8.2 The Internal Auditor shall receive notices and participate in meetings of the Audit Committee in the manner described in Sections 146-153 of the provisions of the Companies Law and all regulations promulgated thereunder.

ARTICLE IX

Any transfer of shares that will provide a stockholder with a percentage of the voting rights in the Corporation set forth in Sections 328 through 340 and Section 348A of the Companies Law, and all regulations promulgated thereunder, without complying with such sections, regulations and the Israeli Securities Regulations (Tender Offer) – 2000, as may be amended from time to time, shall be null and void and of no force or effect.

ARTICLE X

In furtherance and not in limitation of the powers conferred by statute, the Board of the Corporation is expressly authorized to make, alter, amend or repeal the By-laws of the Corporation.

ARTICLE XI

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XII

Section 12.1 Personal Liability.  No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the DGCL or any successor statute, this provision shall not eliminate or limit the liability of

Section 12.2 a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL hereafter is amended to authorize the further elimination of or limitation on personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.  Any repeal or modification of this Article X by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. To the fullest extent permitted by applicable law, the Corporation shall conduct its operations in the manner described in Sections 252 through 256 of the Companies Law and all regulations promulgated thereunder.

ARTICLE XIII

The election of the directors of the Corporation need not be by written ballot unless the By-laws of the Corporation shall so provide.

ARTICLE XIII

For the purposes of this Amended and Restated Certificate of Incorporation, any provision set forth herein related to acts by stockholders of the Corporation, or by the Corporation itself, in a manner described in the Companies Law or the ISR, such agreement shall be in addition to and subject to any and all requirements or obligations under the applicable laws of the State of Delaware (including the DGCL) and the applicable United States federal laws.

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IN WITNESS WHEREOF, BioCancell Therapeutics Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its Secretary on this 1st day of November, 2010.

By:        /s/ Avraham Hampel
Name:  Avraham Hampel
Title:    Secretary